EXHIBIT 10.2


                       FIRST AMENDMENT OF LEASE AGREEMENT


THIS AMENDMENT ("Amendment"), made this 29th day of March, 2002 between Office Realty Corp., a Minnesota corporation, having an office at c/o Sentinel Real Estate Corporation, 1251 Avenue of the Americas, 36th Floor, New York, New York 10020-1104, as ("Landlord"), and Taylor Investment Corporation, a Minnesota corporation, as ("Tenant") having an office at 43 Main Street S.E., Suite 506 of the Exposition Hall at Riverplace, Minneapolis, Minnesota 55414.

                              W I T N E S S E T H:

WHEREAS, Landlord's predecessor-in-interest, Riverplace Inc., and Tenant entered into a lease dated March 10, 1999 (the "Lease"), covering premises known and numbered as Suite 506 in Exposition Hall at Riverplace (the "Demised Premises"), consisting of approximately 3,276 of net rentable square feet.

WHEREAS, the term of the Lease expires on March 31, 2002.

WHEREAS, Tenant desires to Lease Suite 506 of Exposition Hall for a five (5) year period commencing on April 1, 2002 and expiring on March 31, 2007.

NOW, THEREFORE, in consideration of the Premises and the mutual covenants contained herein, Landlord and Tenant hereby agree to amend the Lease, effective April 1, 2002, as follows:

1. That the term of the Lease shall hereby be extended through and including March 31, 2007;

2. Tenant shall pay Landlord, on or before the first of each month, as Base Rent for the Demised Premises, without prior demand being made therefor and without offset or deduction of any kind, the following sums:

         (a) For the period commencing on April 1, 2002 and expiring on March 31, 2003, the sum of $31,122.00 per annum, payable in equal monthly installments, in advance, of $2,593.50.

         (b) For the period commencing on April 1, 2003 and expiring on March 31, 2004, the sum of $32,760.00 per annum, payable in equal monthly installments, in advance, of $2,730.00.

         (c) For the period commencing on April 1, 2004 and expiring on March 31, 2005, the sum of $34,398.00 per annum, payable in equal monthly installments, in advance, of $2,866.50.


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         (d)      For the period commencing on April 1, 2005 and expiring on
                  March 31, 2006, the sum of $36,036.00 per annum, payable in equal monthly installments, in advance, of $3,003.00.

         (e) For the period commencing on April 1, 2006 and expiring on March 31, 2007, the sum of $37,674.00 per annum, payable in equal monthly installments, in advance, of $3,139.50.

3. Landlord shall make the following Improvements to the Demised Premises upon the full execution of the First Amendment of Lease Agreement, at its sole cost and expense:

         (a)      Remove all carpeting in place in the Demised Premises;

         (b) Install new building standard carpeting throughout the Demised Premises, such carpeting to be chosen by Tenant from samples provided by Landlord;

         (c) Install carpet baseboards at the base of all interior walls in place in the Demised Premises;

         (d) Paint all interior walls in place in the Demised Premises with one coat of building standard paint;

         Except as expressly set forth hereinabove, Tenant shall accept the Demised Premises in "as-is" condition. All other improvements to the Demised Premises shall be performed by Tenant (i) at its sole cost and expense (ii) in accordance with plans and specifications previously approved by Landlord in writing, (iii) in full compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction thereover; (iv) in a good and workmanlike manner, (v) in such a manner as to insure the least possible interference with all aspects of the Building's operation, including cooperating fully with Landlord's requests regarding such items as the location of construction equipment and the times and manner in which construction will be performed and (vi) in a prompt and diligent manner to be completed no later than May 30, 2002.

4. Provided Tenant has not committed an act of default under this Lease, and Landlord cannot provide Tenant adequate expansion premises, Tenant shall have a one-time option to cancel and terminate this Lease effective March 31, 2005, upon six (6) months prior written notice to landlord ("Tenant's Termination Notice"), delivered via certified mail, return receipt requested. If Tenant does not exercise its one-time option to terminate the Lease, then such option automatically shall become null and void and of no further effect hereunder.

5. Tenant represents and warrants to Landlord that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Amendment, and Tenant agrees to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses (including attorney's fees and court costs), loss and


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         liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Amendment or the negotiations hereof if such claim or claims by any such broker or agent are based in whole or in part on dealings with Tenant or its representatives.

6. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms,
         (ii) has full power and authority to execute and perform this Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this Amendment.

7. The recitals set forth hereinabove are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

8. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

9. Except as expressly amended hereby, the Lease and all of the terms, covenants and conditions of the Lease are hereby confirmed and ratified and shall remain and continue in full force and effect.

10. This Amendment may not be modified or terminated orally and constitutes the entire agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment of Lease Agreement the day and year first written above.

                                        LANDLORD: Office Realty Corp.


                                        By:   /s/
                                              ----------------------------------
                                              (Title)


                                        TENANT: Taylor Investment Corporation


                                        By:   /s/ Philip C. Taylor
                                              ----------------------------------
                                              (Title)


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